UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 28, 2010

CHANG-ON INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Utah	001-08397	87-0302579
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

514 No. 18 Building, High New Technology Development
Harbin, Heilongjiang Province, China
(Address of principal executive offices) (Zip Code)

86-451-82695010
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On October 28, 2010, Chang-On International, Inc. (the “Company”, “we”, “us”) received resignations from Su Yu and Zhou Qingwei.  Su Yu and Zhou Qingwei resigned as directors of the Company.  Su Yu’s and Zhou Qingwei’s resignations were not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise.  To fill the vacancy created by the resignations of Su Yu and Zhou Qingwei, the Company appointed Ming Zhao and Chao Lin as directors of the Company, effective immediately.

Ming Zhao – Director

From 2001 to 2005, Ming Zhao was employed with The Sixth People’s Hospital of Chengdu in Sichuan Province, China.  Since 2005, he has been employed with Xiaobing Biotechnology Research Institution of Deyang in Sichuan Province, China, as a researcher and engages in the research of human health.  Since March of 2010, Mr. Zhao serves as head of life nurturing department of Xiaobing Life Nurturing and Technology School of Deyang, Sichuan Province, China.  Mr. Zhao concentrates on the research of traditional Chinese medical massage and the human gene. He also engages in the digital administration and long-range education of the school.  Mr. Zhao is 37 years old and currently resides in Deyang, Sichuan Province, China.

Chao Lin – Director

From 2001 to 2005, Chao Lin was employed with Deyang TV station as a journalist.  Since 2005, he has been employed with Xiaobing Biotechnology Research Institution of Deyang in Sichuan Province, China.  Currently, he is a deputy director and engages in the administration aspect of the institution.  Since January of 2010, Mr. Lin serves as a vice president of the Xiaobing Life Nurturing and Technology School of Deyang in Sichuan Province, China.  Mr. Lin focuses on the research of policy atmosphere, rural issues, new country-side construction, new farmer education and business management.  Mr. Lin is 40 years old and currently resides in Deyang, Sichuan Province, China.

Our board of directors now consists of Bing Xiao, Ming Zhao and Chao Lin.  There have been no transactions between the Company, Mr. Zhao or Mr. Lin since our last fiscal year which would be required to be reported herein.

There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2010		CHANG-ON INTERNATIONAL, INC.

	By:	/s/Bing Xiao Bing Xiao
President and Director